UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2018

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    As previously disclosed, on April 27, 2018, Gregory P. Madison notified the Board of Directors of Keryx Biopharmaceuticals, Inc. (the “Company”) of his resignation as the Company’s President and Chief Executive Officer and as a member of the Board of Directors of the Company. In connection with Mr. Madison’s resignation, the Company entered into a Separation Agreement with Mr. Madison on June 14, 2018. Pursuant to the terms and conditions of the Separation Agreement, Mr. Madison will receive the following:

•	Twelve months of his current annual base salary, made in equal installments pursuant to the Company’s normal payroll practices over the next twelve months;

•	A cash payment equal to the 2018 annual incentive cash bonus due under Mr. Madison’s employment agreement with the Company, dated March 10, 2015 (the “Employment Agreement”), pro-rated based on Mr. Madison’s length of employment in 2018 through April 27, 2018;

•	Vesting of any outstanding unvested time-based stock option awards, the outstanding unvested stock options (“FDA Milestone Options”) granted under that certain “FDA Milestone” Stock Option Agreement, dated May 25, 2016, between the Company and Mr. Madison, and any unvested time-based shares of restricted stock, in each case that would have vested in the twelve month period following April 27, 2018, with the vesting of such stock options and shares of restricted stock to occur on the same schedule as would apply had Mr. Madison remained an employee of the Company through such period, provided, that if there is a Change in Control (as defined in the Employment Agreement) within twelve months of April 27, 2018, Mr. Madison will only be entitled to the vesting of such options and shares of restricted stock through such Change in Control;

•	Any outstanding unvested shares of restricted stock subject to the “Market Share Milestone” described in the Employment Agreement, shall remain outstanding until April 27, 2019, and to the extent that the Market Share Milestone is achieved by such date, such shares of restricted stock subject to the Market Share Milestone shall vest and become non-forfeitable, provided, that if there is a Change in Control within twelve months of April 27, 2018, Mr. Madison will only be entitled to the vesting of such options through such Change in Control;

•	Extension of the exercise period for any vested portion of stock options granted to Mr. Madison by the Company until the earlier of April 27, 2019 or the normal expiration date of such stock options;

•	Twelve months of continued health and medical coverage starting from April 27, 2018; and

•	Six months of outplacement services at the Company’s cost.

Under the Separation Agreement, Mr. Madison also agreed not to disparage the Company, to cooperate with the Company relating to any action or proceeding which relates to events occurring during his employment with the Company, to release certain claims against the Company and that the confidentiality, intellectual property and non-solicitation provisions, as well as certain non-competition and return of materials provisions, set forth in the Employment Agreement, will continue to apply in accordance with their terms. Mr. Madison may rescind the Separation Agreement for a period of seven days following its execution, after which time it will become effective.

The foregoing is a summary description of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements And Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

10.1	Separation Agreement between Keryx Biopharmaceuticals, Inc. and Mr. Madison, dated June 14, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)
Date: June 15, 2018
	By:	/s/ Scott A. Holmes
Scott A. Holmes
Chief Financial Officer